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                                      ILOG
                                 Societe anonyme
                     with a share capital of FF. 55,452,744
           Registered office : 9 rue de Verdun, BP 85, 94253 Gentilly
                            R.C.S. Creteil B 340 852


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                                UP-DATED BY-LAWS



                                 August 31, 1998

                       certified as correct and accurate.


















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                     MEMORANDUM AND ARTICLES OF ASSOCIATION

                                     TITLE I

              FORM - NAME - OBJECTS - REGISTERED OFFICE - DURATION




ARTICLE 1 - FORM

                  There is, between the owners of the shares hereinafter issued and of those which could be subsequently issued, a corporation (societe anonyme), governed by the law of July 24, 1966 on commercial companies and by the present by-laws.


ARTICLE 2 - NAME

                  The name of the company is :

                                      ILOG


                  In all deeds and documents emanating from the company and addressed to third parties, this name must always be immediately preceded or followed by the words "Societe anonyme" or the initials "S.A." and by the mention of the amount of the capital.


ARTICLE 3 - OBJECTS

                  The corporate object of the company, whether directly or indirectly, in France and its overseas territories and outside of France, is as follows :

                  - the consultation and completion of research and studies and generally all services relative to Intelligence Software;


                  - the development, running, distribution and maintenance of hardware and software ;

                  - training in these areas of activity, including audiovisual techniques and generally, all useful support tools ;


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                  all directly or indirectly on its own behalf or on behalf of third parties, the sale or in conjunction with third parties, by means of the setting-up of new companies, capital contributions, the purchase of securities, mergers, alliances or investment companies or by lease or management lease of any assets or rights or otherwise.


ARTICLE 4 - REGISTERED OFFICE

                  The registered office is at :

                     9 rue de Verdun, BP 85, 94253 Gentilly

                  It may be transferred to any other place within the same district (departement) or any adjacent district by decision of the board of directors subject to the ratification of this decision by the next ordinary general meeting of the shareholders. It may be transferred to any other place pursuant to a resolution of the extraordinary general meeting of the shareholders.

                  In case of a transfer decided by the board of directors, the board is authorized to complete the advertising and filing formalities resulting therefrom upon the condition that it is indicated that such a transfer is subject to the above mentioned approval.


ARTICLE 5 - DURATION

                  The duration of the company shall be of ninety nine (99) years from the date of registration with the Register of Commerce and Companies, except in the event of early dissolution or extension decided by the extraordinary meeting of the shareholders.


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                                       ***

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                                    TITLE II

                               CAPITAL AND SHARES




ARTICLE 6 - CAPITAL

                  The capital of the company is of FF.55,452,744.

                  It is divided into 13,863,186 shares of FF. 4 each, all subscribed and entirely paid up.


ARTICLE 7 - FORM OF THE SHARES

                  Shares shall be held either in registered or bearer form, at the shareholder' s discretion.

                  Shares shall be registered in an individual account opened by the Company or any authorized intermediary, in the name of each shareholder and hold under the terms and conditions provided under the applicable laws and regulations.

                  The Company may, under the conditions provided by the applicable regulatory and legal provisions, request to any authorized entity communication of any information relating to the shareholders, the holders of securities granting immediate or future voting rights, their identity and the number of securities that they hold.


ARTICLE 8 - TRANSFER OF SHARES

                  Any transfer of the shares is carried out according to the law. All costs resulting from the transfer shall be borne by the transferee.

ARTICLE 9 - RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

                  The rights and obligations attached to a share follow the share to any transferee to whom it may be transferred and the transfer includes all the payable and unpaid dividends and dividends to be payable, as well as, as the case may be, the corresponding share in the reserve funds and provisions.

                  The ownership of a share shall imply ipso facto the acceptance of the present Memorandum and Articles of Association and of the decision of the general meetings.




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                  In addition to the right to vote which is attached by law to the shares, each share carries a right to a share of corporate assets, of profits, and of liquidation surplus, proportional to the number and nominal value of the existing shares.

                  Each time it shall be necessary to hold a certain number of shares in order to exercise a right, it will up be to the shareholder(s) missing such number to take the necessary actions to group a sufficient number of shares.

                  The company may require the repurchase, subject to the conditions set forth in article 269-8 of the law of 24th July 1966, either of all of its shares with a preferential dividend and no voting right, or of a category of such shares, each category being determined by the date at which it has been issued.


ARTICLE 10 - PAYING UP OF THE SHARES

                  The amount to be paid in cash for the subscription of the shares issued with respect to an increase of capital shall be payable according to the terms stipulated by the extraordinary general meeting of the shareholders.

                  The initial payment shall not be less than (i) one half at the time of the subscription and (ii) one fourth of the nominal value of the shares in case of increase in the share capital ; it shall include the whole issuing premium, if any.

                  The remainder, which shall be paid-up in one or several times within a period of five years as from the date of completion of such increase of capital, shall be called upon by the board of directors.

                  Each shareholder shall be notified of the amount to be paid and of the date at which this amount shall fall due fifteen days at least before that date.

                  The shareholder who will not have paid at due date the amounts due on his share(s) shall, automatically and without formal notice, owe to the company an interest calculated day per day, on the basis of a year of 360 days, commencing on due date at the legal rate in commercial matters increased by three points, without prejudice to the personal proceedings that the company may institute against the defaulting shareholder and to the acts of enforcement provided by law.

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                                      ***



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                                    TITLE III

                            MANAGEMENT OF THE COMPANY


ARTICLE 11 - BOARD OF DIRECTORS

                  The company is managed by a board of directors, the number of members of which is determined by the ordinary general meeting of the shareholders within the limits of the law.

                  A legal entity must, at the time of its appointment, designate an individual who will be its permanent representative on the board of directors. The term of office of a permanent representative is the same as that of the director he represents. When a legal entity dismisses its permanent representative, it must at the same time provide for its replacement. The same applies in case of death or resignation of the permanent representative.

                  Each director must own at least one share during his term of office.

                  If, at the time of his appointment, a director does not own the required number of shares or if, during his term of office, he ceases to be the owner thereof, he shall have a period of three months to purchase such number of shares, in default of which he shall be automatically deemed to have resigned.

                  The directors are appointed for a term of three years. A year corresponds to the period of time between two successive annual ordinary general meetings of shareholders. The duties of a director shall terminate at the close of the ordinary general meeting of shareholders which acts on the accounts of the preceding fiscal year and is held in the year during which the term of office of said director comes to an end.

                  The members of the board are renewed in rotation so that the renewal be as equal as possible and in any case complete for each period of three years. Renewal takes place according to seniority. However, when required, the ordinary general meeting may resolve that the order of renewal will be set by a toss drawn in a board meeting.

                  The directors may always be re-elected ; they may be revoked at any time by decision of the general meeting of the shareholders.

                  In case of death or resignation of one or several directors, the board of directors may make provisional appointments between two meetings of shareholders.

                  The appointment(s) so made have to be ratified by the next general meeting of shareholders.



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                  Should the meeting of the shareholders not ratify these
provisional appointments, this shall not affect the validity of the prior resolutions and acts of the board of directors.

                  When the number of directors falls below the minimum required by law, the remaining director(s) must immediately convene the ordinary general meeting of the shareholders, in order to complete the membership of the board of directors.

                  The director appointed in replacement of another director, whose term of office has not come to its end shall remain in office only for the remaining term of office of his predecessor.

                  A salaried employee of the company may be appointed as a director. His employment contract shall correspond to a position actually held. In such case, he shall not lose the benefit of his employment contract.

                  The number of directors bound to the company by an employment contract may not exceed one third of the directors in office.

                  The number of directors who are more than seventy-five (75) years old may not exceed one third of the directors in office. Should such quota be reached during the director's term of office, the appointment of the oldest director would be automatically terminated at the close of the nearest general meeting of the shareholders.


ARTICLE 12 - MEETING OF THE BOARD

         12.1. The board of directors shall meet as often as required for the interest of the company.

         12.2. The meetings of the board of directors are convened by the president. The convening may be made by any means, in oral or written form.

                  Moreover two directors may validly convene the board. In such case, they shall indicate the agenda of the meeting.

                  When a work-committee (comite d'entreprise) has been formed, the representatives of such committee, appointed in accordance with the provisions of the Labor Code, shall be convened to all the meetings of the board of directors.

                  The meetings of the board are held at the registered office or at any other place, in France or abroad.

         12.3. The board of directors may not transact business validly unless at least half of its members are present.



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                  The resolutions of the board of directors shall be carried out at a majority vote. In case of a split decision, the president should have a casting vote.

                  It is specified that any and all decisions to grant options to subscribe or to buy stock, pursuant to the provisions set forth in articles 208-1 et seq of the law of July 24, 1966 on commercial companies, to a director holding an employment contract, to the President or to a general manager of the Company, if this latter is a director, pursuant to authority granted by the extraordinary general meeting shall be adopted by the affirmative vote of the majority of the directors present or represented at the Board meeting, the interested director, and any other director to whom options to subscribe or to buy stock may be granted, being conclusively refrained from voting.

         12.4. Any director may give to another director, by letter, cable or telex, a proxy to be represented at a meeting of the board. However, each director may only dispose of one proxy during each meeting.

         12.5. The copies or abstracts of the minutes are certified by the president of the board of directors, a general manager, the director temporarily delegated in the duties of president or by a representative duly authorized for that purpose.


ARTICLE 13 - POWERS OF THE BOARD

                  The board of directors is vested with the most extensive powers to act under all circumstances on behalf of the company, and to make any decisions relating to all acts of administration and disposition. The board shall exercise these powers within the limits of the purposes of the company, and of the powers expressly granted by law to the general meetings of the shareholders.


ARTICLE 14 - GENERAL MANAGEMENT OF THE COMPANY

                  The board of directors shall elect a president, who must be an individual, from among its members. It shall determine his term of office, which cannot exceed that of his office as director and may dismiss him at any time.

                  The president of the board is responsible for the general management of the company.

                  The president is vested with the most extensive powers to act under all circumstances on behalf of the company within the limits of the goals of the company, except for those powers expressly granted by law to the meetings of shareholders and to the board of directors.



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                  The president of the board cannot be more than seventy (70)
years old. Should the president reach this age limit during his term of office as president, his office would automatically terminate. This term may be prolonged however until the next meeting of the board during which his successor will be appointed. Subject to this provision, the president of the board may always be reelected.


ARTICLE 15 - GENERAL MANAGER (Directeur General)

                  Upon proposal of the president, the board of directors may appoint an individual to assist the president as general manager. The general manager(s) may be revoked at any time by the board of directors upon proposal of the president.

                  In agreement with the president, the board of directors shall determine the scope and the duration of the powers delegated to the general manager. When a general manager is a director, his term of office may not exceed that of his directorship.

                  As regards third parties, general manager(s) have the same powers as the president. The general manager(s) is, among others, vested with the powers to bring a matter to court.

                  Any general manager cannot be more than seventy (70) years old. Should a general manager reach this age limit during his term of office as general manager, his duties would automatically terminate. This term may be prolonged however until the next meeting of the board during which the new general manager will be appointed.

                  The board may appoint two general managers should the share capital be of at least five hundred thousand (500,000) francs. Five general managers may be appointed should the share capital be of at least ten million (10,000,000) francs, provided that at least three of them are directors.


ARTICLE 16 - AGREEMENTS SUBJECT TO AUTHORIZATION

         16.1. Any sureties, endorsements and guarantees granted by the company must be authorized by the board of directors as provided by law.

         16.2. Any agreement to be entered into between the company and one of its directors or general manager(s), whether directly or indirectly or through an intermediary, must be submitted for the prior authorization of the board of directors.

                  Such prior authorization is also required for agreements between the company and another enterprise, should one of the directors or general managers of the company be owner, partner with unlimited liability, manager, director, general manager, member of the management committe (directoire) or supervisory council (conseil de surveillance) of said enterprise.

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                  Such prior authorization shall be sought as provided by law.
It is however specified that the relevant director(s) will be taken into account to calculate the quorum but that their vote will not be taken into account to determine the majority.

ARTICLE 17 - PROHIBITED AGREEMENTS

                  Directors, other than legal entities, are forbidden to contract loans from the company in any form whatsoever, to secure an overdraft from it, as a current account or otherwise, and to have the company guarantee or secure their commitments toward third parties.

                  The same prohibition applies to general managers and to the permanent representatives of legal entities which are directors. It also applies to spouses, ascendants and descendants of the persons referred to in this article, as well as to all interposed persons.


ARTICLE 18 - STATUTORY AUDITORS (Commissaires aux comptes)

                  Audits of the company shall be carried out, as provided by law, by one or more statutory auditors legally entitled to be elected as such. When the conditions provided by law are met, the company must appoint at least two supervisory auditors.

                  The statutory auditor(s) shall be appointed by the ordinary general meeting.

                  One or more deputy statutory auditors, who may be called to replace the regular statutory auditors in the case of death, disability, resignation or refusal to act of the latter, shall be appointed by an ordinary general meeting.

                  Should the general ordinary meeting of the shareholders fail to elect a statutory auditor, any shareholder can claim in court that one be appointed, provided that the President of the board of directors be duly informed. The term of office of the statutory auditor appointed in court will end upon the appointment of the statutory auditor(s) by the general ordinary meeting of the shareholders.

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                                       ***


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                                    TITLE IV

                            MEETINGS OF SHAREHOLDERS


ARTICLE 19

                  The general meetings of shareholders shall be convened and held as provided by law.

                  The meetings of shareholders are held at the registered office or at any other place mentioned in the convening notices.

                  The right to take part in a general meeting of shareholders is subject to the registration of the shareholder in the shareholders' accounts of the Company at least one business day prior to the date of the meeting.

                  In accordance with the law, a shareholder who cannot attend the meeting in person may choose either :

                  - to give a proxy to another shareholder or to his/her spouse, or

                  - to vote by mail, or

                  - to send to the company a proxy without any indication of the name of the representative;

within the terms and conditions provided by law.

                  A meeting of the shareholders is presided over by the president of the board of directors or in his absence, by a director specially authorized for that purpose by the board. If no president has been appointed, the meeting elects its president.

                  The two members of the meeting having the greatest number of votes and who accept that role, are appointed as scrutineers. The officers of the meeting appoint a secretary, who may be a non-shareholder.

                  An attendance sheet is drawn up, in accordance with the law.

                  The ordinary general meeting of the shareholders, upon first convening notice, may transact business validly only if the shareholders present, or represented by proxy, hold at least one fourth of the voting shares. Upon second convening notice, it may transact business validly whatever the number of shareholders present or represented by proxy.

                  The resolutions shall be carried out at the majority vote of the shareholders, present or represented.



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                  The extraordinary general meetings of the shareholders, upon first convening notice, may transact business validly only if the shareholders present, or represented by proxy, hold at least one third of the voting shares. Upon second convening notice, it may transact business validly only if the shareholders present or represented by proxy hold at least one fourth of the voting shares.

                  The resolutions shall be carried out at a two third majority vote of the shareholders, present or represented.

                  The copies or abstracts of the minutes of the meetings are certified by the president of the board of directors, by a director acting as general manager, or by the secretary of the meeting.

                  The ordinary and extraordinary meetings of shareholders exercise their respective powers as provided by law.


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                                       ***



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                                     TITLE V

                             RESULTS OF THE COMPANY



ARTICLE 20 - FINANCIAL YEAR

                  Each financial year is of one year beginning on 1st July and ending on 30th June.


ARTICLE 21 - PROFITS - LEGAL RESERVE FUNDS

                  Out of the profit of a financial year, reduced by prior losses if any, an amount equal to at least 5 % thereof is first deducted in order to form the legal reserve fund provided by law. This deduction is no longer required when the legal reserve fund amounts to one tenth of the capital of the company.

                  Distributable profit is the profit of a financial year, reduced by prior losses and by the deduction provided for in the preceding paragraph and increased by the profits carried forward.


ARTICLE 22 - DIVIDENDS

                  If there results a distributable profit from the accounts of the financial year, as approved by the general meeting, the general meeting may decide to allocate it to one or several reserve funds, the appropriation or use of which it shall determine, or to carry it forward or to distribute it as dividends.

                  Furthermore, after having established the existence of reserves which it may dispose of, the general meeting may decide the distribution of amounts paid out of such reserves. In such case, the payments shall be made. However, the dividends shall be set off by priority on the distributable profit of the financial year.

                  The general meeting shall determine the terms of payment of dividends ; failing such determination, these terms shall be determined by the board of directors.

                  However, the dividends must be declared payable no more than nine months following the close of the financial year.

                  The general meeting deciding upon the accounts of a financial year will be entitled to grant to each shareholder, for all or part of the distributed dividends, an option between payment in cash or in shares.



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                  Similarly, should the ordinary general meeting resolve the distribution of interim dividends pursuant to article 347 of the law of 24th July 1966, it will be entitled to grant to each shareholder an interim dividend and, for whole or part of the said interim dividend, an option between payment in cash or in shares.

                  The offer of payment in shares, the price and the conditions as to the issuing of such shares, together with the request for payment in shares and the conditions of the completion of the capital increase will be governed by the law and regulations.

                  When a balance sheet, drawn up during, or at the end of the financial year, and certified by the supervisory auditor, shows that the company, since the close of the preceding financial year, after having made the necessary depreciations and provisions and after deduction of the prior losses, if any, as well as of the amounts which are to be allocated to the reserve fund provided by law or by the by-laws, has made profits, the board of directors may resolve the distribution of interim dividends prior to the approval of the accounts of the financial year, and may determine the amount thereof and the date of such distribution. The amount of such interim dividends cannot exceed the amount of the profits as defined in this paragraph. In this case, the option described in the preceding paragraph shall not be available.


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                                       ***



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                                    TITLE VI


                            DISSOLUTION - LIQUIDATION


ARTICLE 23 - PREMATURE DISSOLUTION

                  An extraordinary general meeting may at any time declare the dissolution of the company before the expiration of its stated duration under the present Memorandum and Articles of Association.


ARTICLE 24 - LOSS OF ONE HALF OF THE CAPITAL OF THE COMPANY

                  If, as a consequence of losses showed by the company's accounts, the net assets (capitaux propres) of the company are reduced below one half of the capital of the company, the board of directors must, within four months from the approval of the accounts showing this loss, convene an extraordinary general meeting of shareholders in order to decide whether the company ought to be dissolved before its statutory term.

                  If the dissolution is not declared, the capital must, at the latest at the end of the second fiscal year following the fiscal year during which the losses were established and subject to the legal provisions concerning the minimum capital of societes anonymes, be reduced by an amount at least equal to the losses which could not be charged on reserves, if during that period the net assets have not been restored up to an amount at least equal to one half of the capital.

                  In the absence of a meeting of shareholders, or in the case where the company has not been able to validly act, any interested party may institute legal proceedings to dissolve the company.


ARTICLE 25 - EFFECT OF THE DISSOLUTION OF THE COMPANY

                  The company is in liquidation as soon as it is dissolved for any reason whatsover. It continues to exist as a legal entity for the needs of this liquidation until the liquidation is completed.

                  During the period of the liquidation, the general meeting shall retain the same powers it exercised during the life of the company.

                  The shares shall remain transferable until the completion of the liquidation proceedings.

                  The dissolution of the company is only valid vis a vis third parties as from the date at which it is published at the register of commerce.


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ARTICLE 26 - APPOINTMENT OF LIQUIDATORS - POWERS

                  Upon the expiration of the term of existence of the company or in the case of its premature dissolution, the meeting of the shareholders shall decide the method of liquidation and appoint one or several liquidators whose powers it will determine. The liquidator(s) will exercise their duties according to the law. The appointment of the liquidator(s) terminates the offices of the directors.


ARTICLE 27 - LIQUIDATION - CLOSING

                  After payment of the liabilities, the remaining assets shall be used first for the payment to the shareholders of the amount paid for their shares and not amortized.

                  The balance, if any, shall be divided among all the shareholders.

                  The shareholders shall be convened at the end of the liquidation in order to decide on the final accounts, to discharge the liquidator from liability for his acts of management and the performance of his office, and to take notice of the closing of the liquidation.

                  The closing of the liquidation is published as provided by law.


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                                    TITLE VII


                                  NOTIFICATIONS




ARTICLE 28 - NOTIFICATIONS

                  All notifications provided for in the present Memorandum and Articles of Associations shall be made either by registered mail with acknowledgment of receipt or by process server. Simultaneously a copy of the notification shall be sent to the recipient by ordinary mail.


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